Exhibit 8.2
October 1, 2007
Sirenza Microdevices, Inc.
303 South Technology Court
Broomfield, CO 80021
Ladies and Gentlemen:
     We have acted as counsel to Sirenza Microdevices, Inc., a Delaware corporation (“Company”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007 (the “Agreement”), by and among Company, RF Micro Devices, Inc., a North Carolina corporation (“Parent”) and Iceman Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).
     Pursuant to the Agreement, (i) Merger Sub will merge with and into Company, with Company as the surviving corporation (the “First Step Merger”), and (ii) immediately following the First Step Merger, as part of a single integrated plan, the Company will merge with and into Parent, with Parent as the surviving corporation (the “Second Step Merger”, and collectively with the First Step Merger, the “Merger”). The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the First Step Merger and the Second Step Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Joint Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, Merger Sub, and Company in the Agreement or the Joint Proxy Statement/Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the certificates of representations provided to us by Parent, Merger Sub, and Company; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.
     Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein, in our opinion, the Merger will be treated for U.S. federal income tax purposes as

Sirenza Microdevices, Inc.
October 1, 2007

a reorganization within the meaning of Section 368(a) of the Code, and the discussion contained in the Registration Statement under the caption “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers — Material U.S. Federal Income Tax Consequences,” subject to the limitations and qualifications described therein, is accurate in all material respects.
     This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the effective time of the Second Step Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).
     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI Professional Corporation